                                                     Registration No.___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           the Securities Act of 1933
                   CONTAINING A REOFFER PROSPECTUS ON FORM S-3


                              JMAR INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                                            68-0131180
           DELAWARE                                      (I.R.S. Employer
(State or other jurisdiction                            Identification No.)
of incorporation or organization)

                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                    (Address of principal Executive Offices)

                        Chris McGill Consulting Agreement
                            (Full title of the plan)

                               Dennis E. Valentine
                             Chief Financial Officer
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                                 (619) 535-1706
            (Name, address and telephone number of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                    Proposed               Proposed Maximum
Title of Securities       Amount to be           Maximum Offering          Aggregate Offering                 Amount of
to be Registered          Registered(1)          Price Per Share(2)              Price                     Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$ .01 par value           20,000 shares(4)            $ 2.44                    $48,800.00                $    14.64
===================================================================================================================================
Common Stock,
$ .01 par value            7,500 shares(5)            $ 2.44                    $18,300.00                $     5.49
===================================================================================================================================
Total                                                                                                     $   100.00(3)
===================================================================================================================================

(1) The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of terminated, expired or surrendered options for Common Stock, or pursuant to the antidilution adjustment provisions of the plan.

(2) In accordance with Rule 457 calculated on the basis of the average of the high and low prices for the Common Stock reported on the National Association of Securities Dealers Automated Quotation System on August 23, 1996.

(3)  The minimum registration fee is $100.00

(4)  These shares are currently outstanding.

(5)  These shares are issuable upon exercise of warrants.

         PROSPECTUS
                              JMAR INDUSTRIES, INC.

                                  20,000 Shares
                                 of Common Stock


         This Prospectus relates to the resale by Chris McGill (the "Selling Stockholder") of 20,000 shares of common stock, $.01 par value per share (the "Common Stock"), of JMAR Industries, Inc., a Delaware corporation (the "Company"). See "Selling Stockholder". The Company is not offering any shares hereunder and will not receive any of the proceeds from the sale of shares by the Selling Stockholder. It is anticipated that the Selling Stockholder will offer such shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholder also may sell such shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").

         The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ - NMS") under the symbol "JMAR". The closing price for the Common Stock as reported by NASDAQ was $2.44 on August 23, 1996.


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 4-8 OF THIS PROSPECTUS FOR A DESCRIPTION OF SEVERAL RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Stockholder) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution." The Company has also agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The total expenses to be paid by the Company for this offering are estimated at $1,000.

                 The date of this Prospectus is August 28, 1996

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files regular reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices: Los Angeles Regional Office, 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648; Chicago Regional Office, Everett McKinley Dirksen Building, 219 S. Dearborn Street, Room 1704, Chicago, Illinois 60604; New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company's Common Stock, Class A Warrants and Units are quoted on the NASDAQ System. Any such reports, proxy statements or other information filed by the Company can also be inspected at the offices of the NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1996;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (d) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;

         (e)      The Company=s Form 8-K, filed December 27, 1994, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the sale of Surgilase, Inc. and the Company's Form 8-K/A, filed January 10, 1995 related thereto.

         (f)      The Company's Form 8-K, filed May 31, 1996, pursuant to
                  Section 13(a) under the Securities Act of 1934 describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. and the Company's Form 8-K/A, filed August 6, 1996 related thereto.

         (g)      The Company's Form 10-C filed on May 31, 1996.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated herein by reference, except for the exhibits to such documents which are not specifically incorporated herein by reference. Requests should be directed to Corporate Secretary, JMAR Industries, Inc., 3956 Sorrento Valley Blvd., San Diego, California; (619) 535-1706.

                                  RISK FACTORS


THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

     1. SIGNIFICANT LOSSES. The Company had revenues, excluding discontinued operations, of $2,126,342, $5,241,596, $9,148,925, $10,821,025, $12,210,490 and
$6,491,506 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the six months ended June 30, 1996, respectively, and incurred net losses of $2,000,368, $4,923,602, $12,975,637 and $4,665,654 for the years ended December
31, 1991, 1992, 1993 and 1994, respectively, a net profit of $76,265 for the year ended December 31, 1995, and a net loss of $262,660 for the six months ended June 30, 1996. There can be no assurance that the Company will achieve significant revenues or profitable operations in the future.

     The Company completed a restructuring in 1994 in which it spun-off a division, which has been classified as a "discontinued" operation, plus it sold several other unprofitable product lines, which it has classified as "terminated" operations, the results of which are included in the above results. Excluding both "discontinued" and "terminated" operations the Company's revenues for the fiscal years 1991 through 1995 were approximately $713,000, $2,328,000, $3,621,000, $7,782,000 and $12,210,490, respectively.

     2. SIGNIFICANT CASH REQUIREMENTS. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended December 31, 1992, 1993, 1994 and 1995 and the six months ended June 30, 1996 was $4,238,014, $7,341,389, $3,065,334,
$1,625,119 and $569,752, respectively. In connection with the Company's acquisition of Cal ASIC, the Company loaned Cal ASIC $500,000 at the closing of the transaction and agreed to advance up to an additional $1,000,000 to Cal ASIC over an eighteen month period to be used by Cal ASIC for equipment purchases and working capital purposes. To the extent the Company requires additional financing, there can be no assurance that such future financings will be available to the Company on acceptable terms.

     3. SHARES ELIGIBLE FOR SALE. As of the date of this Prospectus, the Company had outstanding 16,190,639 shares of Common Stock of which (i) 13,419,573 shares are freely transferable without restriction or further registration under the Securities Act (including 376,505 covered by this Prospectus) and (ii) 2,771,066 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under Rule 144, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a two year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a three year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock. Of the 13,419,573 shares which are freely transferable, 434,017 are owned by affiliates and are subject to the volume limitations of Rule 144.

     The SEC has proposed an amendment to Rule 144 to reduce the aforementioned two and three year holding periods to one and two years, respectively. If such proposed rule amendment was finalized as of July 31, 1996, the number of shares which are freely transferable and the number of shares which are "restricted securities" would be 13,743,585 and 2,447,054, respectively.

     An additional 6,676,619 shares of Common Stock which are not issued and outstanding but which are issuable upon the exercise of warrants and options and the conversion of convertible notes are included in currently effective registration statements (of which 2,144,953 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements or are included in warrants issued pursuant to Regulation S. Of the 6,676,619 shares of Common Stock issuable upon the exercise of warrants and options and the conversion of convertible notes, 631,701 are not currently exercisable.

     4. RECENT ACQUISITION. On May 23, 1996, the Company acquired 94 percent of California ASIC ("Cal ASIC"), a quick turn, but as yet unprofitable, manufacturer of a special category of semiconductor chips. The Company expects that the initial expense of integrating Cal ASIC into the Company and expanding its sales volume to profitable levels will produce losses for the first several quarters after the closing of the transaction. Furthermore, there are no assurances that even with the additional investment that the Company plans to make, Cal ASIC will ever achieve profitability. There are many possible factors which could negatively impact the achievement of the expected future benefits to the Company, including: failure of the quick-turn gate array market to materialize as rapidly as forecast, emergence of new competitors, possible patent infringement claims, inability to attract and retain the additional qualified employees required to manufacture and sell the Cal ASIC products and services, failure of Cal ASIC's manufacturing facilities to produce adequate quantity of products within the required time frame at profitable cost levels, deterioration of the relationship between Cal ASIC and its base wafer suppliers, litigation from prior creditors or shareholders of Cal ASIC and the ability of the Company to raise the funds necessary to adequately finance the working capital needs and equipment purchase needs of Cal ASIC.

     5. GOVERNMENT REGULATION. The Company's JTC subsidiary is subject to regulation in connection with its government R&D contract work. In addition, JTC is subject to audit by the U.S. Government (the "Government") of its costs incurred under Government contracts and to safety audits by various Government agencies.

     6. POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are likely to vary from period to period as a result of the Company's sales cycle and nonrecurring sales of a limited number of large laser and other manufacturing systems.

     7. LIMITED PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE AND MARKET PENETRATION. The markets for certain of the Company's products may be saturated. There can be no assurance that the Company will achieve greater penetration in such markets. Achieving market acceptance for the Company's new and proposed products requires substantial marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for the Company's products. There can be no assurance that recent or future additions to the Company's product lines will achieve market acceptance or result in significantly increased levels of revenues.

     8. RESEARCH AND DEVELOPMENT COSTS. The development of sophisticated laser and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product could result in the complete loss of the funds committed by the Company to that product, which could be substantial.

     9. PRODUCT DEFECTS. Products as complex as the Company's may contain certain defects which from time to time become apparent subsequent to commercial use. Remedying such defects could require significant modifications at substantial costs to the Company.

     10. DEPENDENCE ON SUPPLIERS; NO ASSURANCE OF CONTINUOUS AND TIMELY PRODUCTION. The Company is primarily dependent upon outside suppliers for components used in the manufacture of its products. Failure to maintain satisfactory agreements with suppliers could have a material adverse effect on the Company. There can be no assurance that in the future its current or alternative sources will be able to meet all of the Company's demands on a timely basis. Unavailability of parts or components used in the manufacture of its products could require the Company to re-engineer its products to accommodate available substitutions, which could increase costs to the Company or have a material adverse effect on manufacturing schedules, product performance and market acceptances.

     11. COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The markets for the Company's products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make the Company's products obsolete or less competitive. The ability of the Company to compete is dependent on the Company's ability to continually enhance and improve its products and to successfully develop and market new products. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors, that the market will consider the Company's products to be superior to its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

     12. PATENTS AND PROPRIETARY RIGHTS. The Company relies, to a significant extent, on patents, trade secrets and confidentiality agreements to protect its proprietary technology. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, or that patents will not be circumvented or invalidated, or that the Company's products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against the Company, or the Company is required to enforce its rights under an issued patent, the cost of such actions may be very high, whether or not the Company is successful. While the Company is unable to predict what such costs, if any, will be if the Company is obligated to pursue patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.

     13. RELIANCE ON FOREIGN SALES. The Company derives a portion of its revenues from foreign markets and expects to continue to be dependent upon such markets. Revenues from foreign markets were $3,351,561 and $1,801,440 for the years ended December 31, 1994 and 1995, respectively. As a result, the Company is subject to various risks inherent in foreign trade, including economic or political instability, shipping delays, fluctuations in foreign currency rates, custom duties and import quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products on a timely and competitive basis.

     14. GOVERNMENT BUDGET CONSTRAINTS. Certain of the Company's research and development activities are partially dependent on Government sponsorship, particularly by the U.S. Department of Defense ("DOD"). The DOD's overall budget is undergoing intense scrutiny and is subject to significant reduction as a result of current world events. This may result in fewer funds available for the contracts the Company is seeking from the DOD and could adversely affect the Company's ability to attain a profitable R&D contract business.

     15. PRODUCT LIABILITY. The Company may be exposed to potential product liability claims arising out of the use of the Company's products. Although the Company currently maintains product liability insurance, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse affect on the Company.

     16. RELIANCE UPON KEY EMPLOYEES. The success of the Company is substantially dependent on the efforts of certain key personnel of the Company. The loss of such key personnel could adversely affect the Company's business and prospects. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. In seeking qualified personnel, the Company will be required to compete with companies having greater financial and other resources than the Company. Since the future success of the Company is, in part, dependent upon its ability to retain or attract qualified personnel, the Company's failure to do so could have a materially adverse impact on the business of the Company.

     17. OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK. As of July 31, 1996, there were 8,075,663 shares of Common Stock subject to issuance upon exercise of outstanding options and warrants and upon conversion of outstanding convertible notes, including 2,144,953 shares of Common Stock offered hereby and 4,531,666 shares which are included in currently effective registration statements or are included in warrants issued pursuant to Regulation S. To the extent that outstanding options and warrants are exercised prior to their expiration dates and other securities are converted, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     18. NO DIVIDENDS. The Company has never paid cash dividends and intends, for the foreseeable future, to retain its earnings, if any, to finance its business. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Company's Board of Directors.

     19. UTILIZATION OF NET OPERATING LOSS CARRYFORWARD. Realization of future tax benefits from utilization of the Company's net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations.

     20. AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. See "Description of Capital Stock -- Preferred Stock."

     21. NASDAQ-NMS MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ-NMS SYSTEM. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ National Market System ("NASDAQ-NMS"). The maintenance standards for continued listing of the Company's Common Stock on the NASDAQ-NMS require, among other things, that (i) an issuer have net tangible assets of at least $4 million if the issuer has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (ii) the market value of its publicly held shares is at least $1 million (in the event that the minimum bid price per share of the Company's Common stock should fall below $1.00 per share, the market value of the public float of the Company's shares must exceed $3 million); (iii) at least 200,000 shares of Common Stock are publicly held; and (iv) the issuer has at least 400 shareholders. As of June 30, 1996, the Company's net tangible assets were approximately $6,216,000. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a NASDAQ-NMS listing in the future. If the Company's securities were excluded from NASDAQ-NMS, it may adversely affect the prices of such securities and the ability of holders to sell them. If the Company's securities were excluded from NASDAQ-NMS, the Company would seek to list its securities on the NASDAQ "Small Cap" system. In such an event NASDAQ might require the Company to meet the initial inclusion requirements of the NASDAQ "Small Cap" system, which require, among other things, that an issuer have total assets of at least $4,000,000, capital and surplus of at least $2,000,000 and a minimum bid price of $3 per share. There can be no assurance that the Company will satisfy those initial inclusion requirements for the NASDAQ "Small Cap" system in the future should its securities be delisted from the NASDAQ-NMS.

     22. PENNY STOCK REGULATION. In the event that the Company's securities are neither listed on the NASDAQ-NMS nor on the NASDAQ Small Cap system, trading would be conducted in the Apink sheets@ or through the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. At the current time, the Company's Common Stock is listed on the NASDAQ-NMS system and its net tangible assets and average revenues are substantially above the minimums set forth above. Therefore, the Company's stock is not subject to the penny stock regulations.

     If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the Common Stock would be severely affected by limiting the ability of broker/dealers to sell the Common Stock and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations in the future which would adversely affect the market for such securities.

     23. MARKET OVERHANG FROM THE WARRANTS; MARKET OVERHANG RESULTING FROM CERTAIN ANTI-DILUTION PROVISIONS. The exercise of the Company's outstanding warrants and options, or a substantial portion thereof, and sale of the shares issued upon exercise could adversely affect the market price of the Common Stock. In addition, the number of shares issuable upon exercise of the Underwriters' Warrants issued in the Company's 1993 public offering as well as the exercise price of the warrants underlying such Underwriters' Warrants, are subject to adjustment under certain circumstances, including the future issuance of shares by the Company at a price less than the current exercise prices of such warrants and options. The issuance of additional shares as a result of such anti-dilution provisions could also adversely affect the market price of the Common Stock. See "Description of Securities -- Warrants."

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth as of August 16, 1996 certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholder. The Selling Stockholder was a consultant to the Company from November, 1993 to January, 1994 and from March, 1995 to May, 1995. The Selling Stockholder has sole voting and investment power with respect to the shares indicated.


                                       Number of                                    Number of     Percent of
                                       Shares of     Percent of                     Shares        Shares
                                       Common        Shares of                      Remaining if  Outstanding if
                                       Stock         Common        Number of        All Shares    All Shares
                                       Beneficially  Stock         Shares Being     Registered    Registered
Name and Address                       Owned         Outstanding   Registered       Are Sold      Are Sold
- ----------------------------           ------------  -----------   -------------    -----------   -----------
Chris McGill
117 Cloudcrest
Aliso Viejo, CA  92656-1329            27,500             *             27,500           0           0.00%

- -------
* Less than one percent.

                              PLAN OF DISTRIBUTION

         Following the date of this Prospectus, the Selling Stockholder will be able to sell shares covered hereunder from time to time in one or more transactions in the over-the-counter market at prices and on terms prevailing on the date of the sale or in negotiated transactions or otherwise. The shares covered hereby may be sold by the Selling Stockholder from and after the date of this Prospectus, and the Company has not been advised when, or even whether, the Selling Stockholder intends to sell such shares.

         The Selling Stockholder may pay customary brokerage commissions on the sale transactions. The Selling Stockholder and the brokers and dealers through whom sales of the shares are made may be deemed "underwriters" within the meaning of the Act and any and all payments to brokers/dealers associated with a distribution may be considered to be underwriting compensation. Pursuant to its agreement with the Selling Stockholder, the Company has agreed to indemnify the Selling Stockholder against certain liabilities, including those arising under the Securities Act of 1933. If the Selling Stockholder should engage a broker or dealer to sell a material portion of the Common Stock offered hereby, the Company may be required to file a post-effective amendment to this Registration Statement to show a change in the plan of distribution. The shares of Common Stock will be offered on a delayed or continuous basis pursuant to Rule 415 under the Act.


                                     EXPERTS


         The consolidated financial statements and schedules of the Company and the financial statements of California ASIC Technical Services, Inc. as of December 31, 1995 and 1994 and for the years then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of California ASIC Technical Services, Inc. as of December 31, 1993 and for the year then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Corbin & Wertz, independent public accountants, to the extent and for the period indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS


         The legality of the Securities offered hereby is being passed upon for the Company by Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation, Los Angeles, California.


                             ADDITIONAL INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the securities offered hereby.

         This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed as a part thereof and the documents containing the information which is incorporated by reference herein. Copies of the Registration Statement and the exhibits thereto may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission, at 450 Fifth Street, Washington, D.C., 20549.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither delivery of this Prospectus nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.


                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Available Information....................................                 2

Incorporation of Certain Documents by Reference..........                 2

Risk Factors.............................................                 4

Use of Proceeds..........................................                 8

Selling Stockholder......................................                 9

Plan of Distribution ....................................                10

Experts..................................................                10

Legal Matters............................................                10

Additional Information...................................                10

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

               The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 1996;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

          (d) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;

          (e) The Company's Form 8-K, filed December 27, 1994, pursuant to Section 13(a) under the Securities Act of 1934 describing the sale of Surgilase, Inc. and the Company's Form 8-K/A, filed January 10, 1995 related thereto.

          (f) The Company's Form 8-K, filed May 31, 1996, pursuant to Section 13(a) under the Securities Act of 1934 describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. and the Company's Form 8-K/A, filed August 6, 1996 related thereto.

          (g)           The Company's Form 10-C filed on May 31, 1996.

               All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


Item 4.  Description of Securities
                                 Not applicable.


Item 5.  Interests of Named Experts and Counsel.

                                 Not applicable.

Item 6.  Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article V of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.  Exemption from Registration Claimed.

                                 Not applicable.


Item 8.  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.


Item 9.  Undertakings.

               (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)     To include any prospectus required by section 10(a)(3)
                        of the Securities Act of 1933;

              (ii)     To reflect in the prospectus any facts or events arising
                        after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


               (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California, on the 22nd day of August, 1996.

                             JMAR INDUSTRIES, INC.


                             By:  /s/ Dennis E. Valentine
                                  --------------------------------
                                      Dennis E. Valentine
                                      Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on August 22, 1996, in the capacities indicated.


       Signature                                    Title


/s/  JOHN S. MARTINEZ                    Chairman of the Board,
- ----------------------------------       Chief Executive Officer and Director
     John S. Martinez


/s/  DENNIS E. VALENTINE                 Chief Financial Officer and Principal
- ----------------------------------       Accounting Officer
     Dennis E. Valentine


/s/  C. NEIL BEER                        Director
- ----------------------------------
     C. Neil Beer


/s/  JAMES H. BANISTER, JR               Director
- ----------------------------------
     James H. Banister, Jr.


/s/  VERNON H. BLACKMAN                  Director
- ----------------------------------
     Vernon H. Blackman


/s/  BARRY RESSLER                       Director
- ----------------------------------
     Barry Ressler


/s/  MARVIN W. SEPE                      Director
- ----------------------------------
     Marvin W. Sepe

                                  EXHIBIT INDEX



No.                             Description

5                   Opinion of Parker, Milliken, Clark, O'Hara &
                    Samuelian

24.1                Consent of Parker, Milliken, Clark, O'Hara &
                    Samuelian (contained in Exhibit 5)

24.2                Consent of Arthur Andersen & Co.

24.3                Consent of Corbin & Wertz.